Exhibit 99.1

LIMITED BRANDS REPORTS JULY 2009 SALES

Columbus, Ohio, Aug. 6, 2009 — Limited Brands, Inc. (NYSE: LTD) reported a comparable store sales decrease of 7 percent for the four weeks ended Aug. 1, 2009, compared to the four weeks ended Aug. 2, 2008. The company reported net sales of $556.2 million for the four weeks ended Aug. 1, 2009, compared to net sales of $601.3 million last year.

The company reported a comparable store sales decrease of 9 percent for the second quarter ended Aug. 1, 2009, compared to the second quarter ended Aug. 2, 2008. The company reported net sales of $2.067 billion for the second quarter ended Aug. 1, 2009, compared to sales of $2.284 billion last year.

The company reported a comparable store sales decrease of 9 percent for the 26 weeks ended Aug. 1, 2009, compared to the 26 weeks ended Aug. 2, 2008. The company reported net sales of $3.792 billion for the 26 weeks ended Aug. 1, 2009, compared to sales of $4.209 billion last year.

To hear further commentary provided on Limited Brands’ prerecorded July sales message, call 1-866-639-7583 (1-866-NEWS-LTD), or log onto www.Limitedbrands.com for an audio replay. The company will report its second quarter earnings results after the close of the market on Aug. 19 and will conduct its second quarter earnings call at 9 a.m. Eastern on Aug. 20.

ABOUT LIMITED BRANDS:

Limited Brands, through Victoria’s Secret, Pink, Bath & Body Works, C.O. Bigelow, La Senza, White Barn Candle Co. and Henri Bendel, presently operates 3,009 specialty stores. The company’s products are also available online at www.VictoriasSecret.com, www.BathandBodyWorks.com, www.HenriBendel.com and www.LaSenza.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

We caution that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or the July sales call involve risks and uncertainties and are subject to change based on various important factors, many of which are beyond our control. Accordingly, our future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “planned,” “potential” and similar expressions may identify forward-looking statements. Risks associated with the following factors, among others, in some cases have affected and in the future could affect our financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements included in this press release or the July sales call:

•	general economic conditions, consumer confidence and consumer spending patterns;

•	the global economic crisis and its impact on our suppliers, customers and other counterparties;

•	the impact of the global economic crisis on our liquidity and capital resources;

•	the dependence on a high volume of mall traffic and the possible lack of availability of suitable store locations on appropriate terms;

•	the seasonality of our business;

•	our ability to grow through new store openings and existing store remodels and expansions;

•	our ability to expand into international markets;

•	independent licensees;

•	our direct channel business including our new distribution center;

•	our failure to protect our reputation and our brand images;

•	our failure to protect our trade names and trademarks;

•	market disruptions including severe weather conditions, natural disasters, health hazards, terrorist activities or the prospect of these events;

•	stock price volatility;

•	our failure to maintain our credit rating;

•	our ability to service our debt;

•	the highly competitive nature of the retail industry generally and the segments in which we operate particularly;

•

consumer acceptance of our products and our ability to keep up with fashion trends, develop new merchandise, launch new product lines successfully, offer products at the appropriate price points and enhance our brand image;

•	our ability to retain key personnel;

•	our ability to attract, develop and retain qualified employees and manage labor costs;

•	our reliance on foreign sources of production, including risks related to:

•	political instability;

•	duties, taxes, other charges on imports;

•	legal and regulatory matters;

•	volatility in currency and exchange rates;

•	local business practices and political issues;

•	potential delays or disruptions in shipping and related pricing impacts; and

•	the disruption of imports by labor disputes;

•	the possible inability of our manufacturers to deliver products in a timely manner or meet quality standards;

•	fluctuations in energy costs;

•	increases in the costs of mailing, paper and printing;

•	self-insured risks;

•	our ability to implement and sustain information technology systems;

•	our failure to comply with regulatory requirements; and

•	legal matters.

We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release or the July sales call to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized. Additional information regarding these and other factors can be found in “Item 1A. Risk Factors” in our 2008 Annual Report on Form 10-K.

For further information, please contact:

Limited Brands:

Investor Relations	Media Relations
Amie Preston	Tammy Roberts Myers
(614) 415-6704	(614) 415-7072
apreston@limitedbrands.com	extcomm@limitedbrands.com

LIMITED BRANDS

JULY 2009

Comparable Store Sales Increase (Decrease):

	July 2009	July 2008	Second Quarter 2009	Second Quarter 2008	Year-to- Date 2009	Year-to- Date 2008
Victoria’s Secret Stores	(9)%	(6)%	(12)%	(8)%	(11)%	(8)%
La Senza	(9)%	3%	(11)%	4%	(12)%	2%
Bath & Body Works	0%	(5)%	(5)%	(8)%	(4)%	(9)%
Limited Brands	(7)%	(5)%	(9)%	(7)%	(9)%	(7)%

Total Sales (Millions):

	Second Quarter 2009	Second Quarter 2008	Year-to-date 2009	Year-to-date 2008
Victoria’s Secret Stores	$837.7	$913.4	$1,564.5	$1,674.1
Victoria’s Secret Direct	359.4	423.2	676.8	804.1
La Senza	109.1	134.5	190.1	246.6

Total Victoria’s Secret	$1,306.2	$1,471.1	$2,431.4	$2,724.8
Bath & Body Works	$533.5	$553.2	$936.0	$952.2
Total Other	$226.9	$260.0	$424.4	$532.4

Limited Brands	$2,066.6	$2,284.3	$3,791.8	$4,209.4

Total Stores:

	Stores Operating at 1/31/09	Year-to-date		Stores Operating at 8/1/09
		Opened	Closed
Victoria’s Secret Stores	1,043	10	(7)	1,046
La Senza	322	2	(18)	306
Bath & Body Works	1,638	7	(8)	1,637
Henri Bendel	5	1	—	6
Bath & Body Works Canada	6	8	—	14

Total Limited Brands	3,014	28	(33)	3,009